EXHIBIT 10.2

International Secondment Agreement

April 2, 2024

Paul Smith
Overy Farmhouse Dorchester
On Thames Wallingford Oxfordshire
OX10 7JU
United Kingdom
Dear Paul,
We are pleased to confirm your international secondment (“Secondment”) from ServiceNow UK Limited (the “Company”), located in Staines, United Kingdom (your “Home Location”), to ServiceNow, Inc (the “Host Company”), located in the United States (your “Host Location”). This secondment agreement (the “Agreement”) outlines the terms and conditions relating to your Secondment and confirms our mutual understanding of the terms and conditions which will apply to you when on Secondment.

SECONDMENT DETAILS:

Your period of Secondment (“Secondment Period”) shall commence on January 1, 2024 and shall be for a period of approximately one year. Therefore your Secondment end date will be December 31, 2024 . While on Secondment you will report to Bill McDermott at the Host Company and will be under the day-to-day management, direction and control of the Host Company and subject to its rules and regulations.

It is expressly agreed that while on Secondment, the Company shall release and is hereby releasing you from all obligations and responsibilities to perform activities for the Company. The Company shall not interfere with or have any claim to your activities when on Secondment to the Host Company. The Company is not responsible for the work done by you while on Secondment and the Company does not assume any risk for the results produced from your work performed while fulfilling your duties for the Host Company under Secondment.

However, you will not be eligible to claim any permanency, employment or other benefits from the Host Company by virtue of Secondment under this Agreement.

YOUR RESPONSIBILITIES:

As a requirement of your Secondment to the Host Company, you must not hold yourself out as an employee of the Company while on Secondment. The following guidelines should be followed when on Secondment:

i.Your e-mail signature and contact details must reference the Host Company (or ServiceNow generally);

ii.You must send e-mails from an e-mail address associated with the Host Company, with the sole exception of e-mails that are expressly connected with your employment with the Company;

iii.You should not sign any agreements/contracts, reports to clients or other third parties, regulatory filings or incur any obligation or liability which shall be binding on the Company;

iv.You must not distribute business cards of the Company;

v.You shall conduct such duties for the benefit of the Host Company;

vi.You shall follow the policies, rules and guidelines generally applicable to the employees of the Host Company and you will at all times act in the best interest of the Host Company;

IMMIGRATION SUPPORT:

The Company has sponsored and coordinated the application for your work visa required in the Host Location for the Secondment Period and beyond for a maximum of three years. The Company has also assisted in applying for appropriate dependent visas required for your accompanying immediate family members per local requirements and will extend as appropriate.

MEDICAL BENEFITS:

During the Secondment Period, the Company will provide medical, dental and vision insurance through an international healthcare plan for you and your family in the Host Location.

HOST LOCATION HOUSING AND UTILITIES BENEFIT:

The Company will provide you with a housing allowance of up to USD 26,500/month net for your housing arrangement in the Host location. The Company will cover customary fees and security deposits required to secure the housing lease agreement. At the end of the Secondment Period or lease agreement, the security deposit should be refunded back to the Company. You are required to review and observe the terms and conditions of the lease and will be responsible for the condition of the housing, fixtures, and any furniture. At the end of the lease, any amounts deducted from the housing deposit for the wear and tear of the leased house, would be your responsibility to cover.

The Company’s relocation vendor, Plus Relocation, will make the monthly rent payments directly to the landlord on your behalf.

The Company agrees to cover the following monthly housing utilities:
–Gas, oil, water, and or/electricity
–Garbage/sewage charges
–Basic Cable
–Standard Internet
–Gardening services
–Snow Shoveling services.

You may need to pay this and submit your original utilities receipts to ServiceNow’s relocation provider, Plus Relocation, for reimbursement or Landlord can be paid directly by Plus.

AUTOMOBILE ALLOWANCE BENEFIT :

ServiceNow agrees to cover the cost of one leased, purchased or rented automobile in the Host location up to USD 4,000 net per month (such amount being inclusive of the costs of liability insurance). Any costs associated with breaking the auto lease, purchase or rental contract will be your responsibility. Any damage to the vehicle, if not covered under the insurance, will be yours to cover.

You will need to pay this, and submit your monthly receipts to ServiceNow’s relocation provider, Plus Relocation, for reimbursement.

EDUCATION ALLOWANCE BENEFIT:

The Company agrees to cover educational support for your dependents up to USD 25,000 net per year/per child. You will need to pay this, submit receipts to ServiceNow’s relocation vendor, Plus Relocation, for reimbursement.

HOME LEAVE ALLOWANCE BENEFIT:

The Company agrees to cover the cost of five round trips to/from New York in the Host Location, to the Home Location, during the Secondment Period, for your spouse and two dependents. This benefit will cover the cost of business class airfares to/from the locations specified above, as per Company’s travel policy, and ground transportation to and from airports to your place of residence. Any deviation from these locations, and any trips in excess of these, are not covered under the “Home Leave Allowance Benefit”.

Scheduling and booking of these approved trips for the family can be done through the Plus Relocation vendor team. Or, these approved home leave trips can be booked independently and submitted for reimbursement via Plus relocation team.

TAX ASSISTANCE ON RELOCATION BENEFITS:

If any of the allowance benefits set out in this Secondment Agreement are deemed to be taxable in the Home and Host Location based on local tax laws, the Company will cover tax assistance to offset the tax liabilities to the applicable tax authorities in respect of such allowance benefits.

RELOCATION REPAYMENT:

By accepting this offer, you confirm that you understand and agree that, if prior to or within one (1) year of the start of the Secondment Period: (i) you voluntarily terminate your employment with ServiceNow for any reason; or (ii) your employment is terminated by ServiceNow for misconduct, you will be required to repay ServiceNow the total cost of the relocation assistance incurred by ServiceNow on your behalf (including, for the avoidance of doubt, any gross up payments), save that the amount shall be reduced by 1/12th for each complete month of service from the start of the Secondment Period. Thereafter, no repayment shall be required.

In the event this reimbursement obligation applies, you agree to repay all amounts due to ServiceNow within ten (10) calendar days following your termination date and you hereby authorize ServiceNow to withhold such amount from any amounts owed to you by ServiceNow, to the extent legally permitted. You further agree to execute any documents and/or agreements necessary at the time the reimbursement is triggered to authorize ServiceNow to withhold such amount from any amounts owed to you by ServiceNow, to the extent legally permitted.

TAX PROTECTION WITHHOLDING:

The Company will tax protect your “Stay-At-Home Income” (as defined below) to help ensure that this Secondment Agreement does not create unnecessary financial hardship due to the different tax and social security implications or consequences on your “Stay-At-Home Income” based on tax treatment in the Home Location and the Host Location. Your income and social security tax burden in respect of the foregoing will remain at a similar level as if you were employed solely in your Home Location.

What this means is explained below and in the Addendum to this Agreement.

After finalization of the Home Location and Host Location personal income tax returns, the Company’s global tax partners, Ernst & Young (“EY”), will prepare a separate tax protect calculation on a stay-at-home basis to determine whether there is any excess tax liability payment payable to you, or any excess refund repayable by you, on your personal and social tax.

Following completion of the above calculation, the Company will reimburse any Excess Tax Liability Payment (as defined below) you have incurred, if any, on a fully grossed-up basis in relation to the Secondment Period. In the case of any Excess Refund (as defined below), if any, the Company will claim back the Excess Refund amount through the year-end tax rotect calculation. Any amounts payable by the Company or by you must be settled within 30 days of the completion of the tax reconciliation analysis. By signing this Agreement, you authorize the deduction from any allowances or payments owed to you for monies owed to the Company as a result of the tax protection process.

This arrangement could extend beyond the Secondment Period, if subsequent tax year(s) are impacted by trailing liability reporting.

For the purpose of this section:

“Stay-At-Home Income” shall mean: Your base salary, earned commissions, and any equity income upon initial vesting event but not upon subsequent sale.

“Excess Tax Liability Payment” shall mean: Any additional tax payment that you may have incurred on your personal Home Location tax return (as compared to your stay-at-home tax liability, had you not been on the Secondment ).

“Excess Refund” shall mean: Any additional refund arising due to claiming a credit of taxes paid by ServiceNow in the Host Location, on your Home Location personal tax returns (as compared to your stay-at home tax liability had you not been on the Secondment).

TRAILING LIABILITY REPORTING:

As required, the Company agrees to tax protect you for trailing liability taxes related only to your ServiceNow equity income (such as RSU and ESPP) in subsequent tax year(s) in which a Host Location tax may be incurred in relation to the Secondment Period because of the end of this Secondment Agreement.

TAX SUPPORT:

In relation to the Secondment Period, the Company will provide you with the services of our global tax service provider, EY, to assist with preparation of your tax returns. At the time of agreement, this is anticipated to be for the 2024 US tax year, the 2023/2024 and 2024/2025 UK tax year. Any subsequent tax years authorized for trailing liabilities in accordance with the above will be agreed between you and the Company on an annual basis.

In addition, EY has provided you with tax briefings to help you understand the tax implications of the Secondment in both the Host Location and the Home Location. These briefings covered key decisions regarding your personal tax filings in both countries. As needed, EY will provide additional briefings to answer any questions you may have during or after the end of the Secondment. However, please understand that personal financial planning is not within the scope of services EY will provide to you, and their advice will be limited to the time and scope as set out in the related secondment agreement.

ServiceNow will pay for all pre-approved authorized fees only. You will pay for any personal employee requested additional tax preparation services or consulting over and above what is considered within the scope.

Further details regarding the tax briefing and tax filing preparation services are included in the Addendum to this Agreement.

SOCIAL SECURITY:

To mitigate double taxation at a Social Security level, the Company has applied for a Certificate of Coverage to look to retain you within the scope of UK social security scheme during the Secondment Period.

APPENDIX 5:

ServiceNow will seek to operate an Appendix 5 agreement with the UK tax authorities to minimize any potential negative cash flow impact arising from double taxation via payroll. A provisional tax credit will be claimed via payroll each month after the US payroll taxes have been paid. This arrangement should not impact your net take home pay each month. The credit claimed via payroll will ultimately be reconciled on your UK self-assessment tax return, to ensure accurate credit is claimed for US taxes paid.

FINAL TAX RETURN POSITION AND FOREIGN TAX CREDITS:

In respect of the Secondment period, you will fund taxes in the Home Location and ServiceNow has and/or will fund taxes in the Host Location. Any tax repayment received by you arising as a result of a foreign tax credit claim in the UK is required to be paid back to ServiceNow within thirty days of receipt by you. A tax protection calculation will be prepared alongside your UK tax return to reconcile your personal tax position.

ADDITIONAL TERMS:

The Company and the Host Company reserve the right to modify, amend and/or discontinue any of the terms and conditions of the policies or elements described in this Agreement. The Secondment may be terminated at any time by either party with a notice period of three months.

If it is mutually agreed that the Secondment will extend beyond the agreed end date, an extension agreement will be prepared. The extension agreement will confirm the revised Secondment end date and any revisions to the Secondment elements arising from changes in applicable legislation and/or mutual agreement.

To indicate your understanding and acceptance of the arrangements and benefits outlined above, as well as your repayment obligations in relation to any foreign tax credits received by you, please sign below and return this letter to the Global Mobility Team no later than April 15 , 2024. This Secondment Agreement is valid until this date, but should you have any questions or concerns, please don’t hesitate to contact vivian.brittonjackson@servicenow.com.

Sincerely,

Jacqui Canney
CHRO - On Behalf of ServiceNow – AMS
/s/ Jacqui Canney

Accepted and Agreed:

By: /s/ Paul Smith Date: April 23, 2024 | 15:53:00 PDT Paul Smith

Addendum to International Secondment Travel Agreement
Company’s Tax Protect Philosophy:
Tax rules and rates vary widely around the world. Under the Company’s International Secondment Tax Protect Philosophy, you will be responsible to pay what you would have paid in taxes had you stayed in the Home Location and Host Location. The Company will reimburse any Excess Tax Liability Payment or claim back any Excess Refunds you have incurred in the Home Location and Host location, in accordance with the Letter of Understanding. This technique is called tax protect and is comprised of several components, as detailed below.

Income Covered under Tax Protection: Tax protection covers Stay-At-Home Income ( as defined in the Letter of Understanding ). This typically may include the following items:
•Annual salary;
•Bonus/Commissions;
•Restricted Stock Units (RSU) income;
•Employee Stock Purchase Plan (ESPP) purchases;
•Stock Options (subject to a cap of $1,000,000);
•Assignment allowances and benefits(education, housing allowances, misc. allowance, transportation, etc.).

Personal Income: Tax protect does not cover any personal income, Capital Gains or any other income outside of Company-sourced wage income.

Tax Protection Settlement: After the end of each Home Location tax year, a calculation will compare the tax that has been withheld in the year, to the actual tax liability for that year. This will result in a balance payable either:
a.From Company to you – where too much tax was withheld; or
b.From you to Company – where the tax withheld was too little.

Any amounts payable by the Company or by you must be settled within 30 days of the completion of the tax reconciliation analysis. By signing the Agreement, you authorize the deduction from any allowances or payments owed to you for monies owed to the Company as a result of the tax protection process.

Any foreign tax credits resulting from Company-paid taxes that offset your Home Location tax will be for the benefit of the Company. This includes any refund generated from the use of such credits in a future non-secondment year. You will be required to return to the Company the tax benefit resulting from these credits.

To the extent that personal income is also subject to tax in the Host Location, you will be liable for all taxes and the tax return preparation services in the Host Location on such personal income. This additional tax will be included and considered when the Home Location Tax Protect Settlement is prepared.

TAX BRIEFING AND TAX FILING PREPARATION:

The Company’s approved tax service provider (EY) will address your tax questions relating to your Secondment and will provide the following services:

1.Pre-Departure tax briefing in Home Location.
2.Post-Arrival tax briefing in Host Location.
3.Tax Calculations:
•Final Tax Liabilities (part of Tax Protection Settlement).
4.Actual Tax Calculation & Tax Filings:
•Estimated Tax Payments;
•Extension Requests/Payments;
•Home Location and Host Location Income Tax Returns for you;
•Review of Final Tax Assessments;
•Tax Notice and Audit Support for the period related to the Secondment.
5.Tax Protection Settlement - compares the final tax to the estimated tax withheld from you during the year.

You are required to comply with tax legislation in both the Home Location and Host Location. It is your responsibility to provide all necessary documentation upon request from EY and you will be responsible for ensuring that the tax returns in both the Home Location and Host Location are correct and complete.

Attachment: International Secondment Agreement dated April 2, 2024, by and between the Registrant and Paul Smith*

*Attachment has been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of which will be furnished to the SEC upon request.